UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
FLEETWOOD ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)
Delaware
95-1948322
(State of incorporation or organization)
(I.R.S. Employer Identification No.)
3125 Myers Street, Riverside, California
92503-5527
(Address of principal executive offices)
(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class
to be so registered

Name of each exchange on which
each class is to be registered
Preferred Stock Purchase Rights

The New York Stock Exchange, Inc.






If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c),  check the following box.    _

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d),  check the following box.    "

Securities Act registration statement file number to which this form relates:
	(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

(Title of Class)
Item 1.  Description of Registrant's Securities to be Registered.
On September 15, 1998 (the "Rights Dividend Declaration Date"), the
Board of Directors of Fleetwood Enterprises, Inc. (the "Company") declared a dividend of one right (a "Right") to purchase fractions of shares of its Series A Junior Participating Preferred Stock, having the rights, preferences, privileges and restrictions described in Paragraph K below (the "Preferred Stock"), and, under certain circumstances, other securities, for each outstanding share of the Company's common stock, par value $1.00 per share (the "Common Stock"), to be distributed to stockholders of record at the close of business on November 9, 1998 (the "Record Date"). The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") dated as of September 15, 1998 between the Company and BankBoston, N.A., as Rights Agent.
The following is a brief description of the Rights.  It is intended to provide a general description only and is qualified in its entirety by reference to the Rights Agreement which is attached hereto as Exhibit 99.1.
A.	Issuance of the Rights
Each share of Common Stock outstanding at the close of business on the
Record Date will receive one Right. In addition, prior to the earliest of the Distribution Date, a Section 13 Event or the Expiration Date (as each is hereinafter defined), one additional Right (as such number may be adjusted pursuant to the provisions of the Rights Agreement) shall be issued with each share of Common Stock issued after the Record Date. Following the Distribution Date and prior to the expiration or redemption of the Rights, the Company will issue one Right (as such number may be adjusted pursuant to the provisions of the Rights Agreement) for each share of Common Stock issued pursuant to the exercise of stock options or under employee plans or upon the exercise, conversion or exchange of securities issued by the Company prior to the Distribution Date. A "Section 13 Event" shall mean any event in which
(i) the Company merges or consolidates with another and the Company is not the surviving corporation; (ii) the Company merges or consolidates with another, the Company is the surviving corporation, and all or part of the Company's common stock is exchanged for other securities, cash or property; or (iii) the Company sells or transfers more than 50% of its assets or earning power. The "Expiration Date" shall mean the earliest of (i) September 14, 2008; (ii) the date of redemption of the Rights; (iii) the date the Board orders an exchange of Rights; or (iv) the date of consummation of a tender offer approved as fair to and in the best interests of the Company and its stockholders and adequately priced with each stockholder receiving the same consideration per share in the same manner.
B.	Common Stock Certificates Represent the Rights Prior to the
Distribution Date
Prior to the Distribution Date (as hereinafter defined), no separate
Rights certificates will be issued. Instead, the Rights will be evidenced by the certificates for the Common Stock to which they are attached and will be transferred with and only with such Common Stock certificates. The surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. New Common Stock certificates issued after the Record Date will contain a legend incorporating the Rights Agreement by reference.
C.	Distribution Date; Issuance of Rights Certificates
The Rights will separate from the Common Stock and become exercisable and a Distribution Date will occur (the "Distribution Date") upon the earlier of ten days after (i) public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person") or such earlier date as a majority of the directors shall become aware of the existence of an Acquiring Person (the "Stock Acquisition Date"), or (ii) the commencement of a tender or exchange offer by any person or group, if upon consummation thereof, such person or group of affiliated or associated persons would be the beneficial owner of 15% or more of the shares of Common Stock then outstanding. As soon as practicable after the Distribution Date, Rights certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights certificates alone will represent the Rights.
D.	Exercise of the Rights
1.	Rights Initially Not Exercisable.  Prior to the Distribution Date,
the Rights are not exercisable.
2.	Exercise of the Rights to Purchase Preferred Stock of the Company.
At any time after the Distribution Date but prior to the earlier of the expiration or redemption of the Rights, each Right may be exercised at the stated purchase price of $160 (subject to adjustment, the "Exercise Price") for one one-thousandth of a share of the Preferred Stock, provided, however, that upon the occurrence of any of the events described below the Rights may no longer be exercised for the Preferred Stock and may only be exercised for certain other securities described below.
3.	Exercise of the Rights to Purchase Common Stock of the Company.
In the event that at any time following the Rights Dividend Declaration Date, a person, alone or with affiliates, becomes the beneficial owner of 15% or more of the then outstanding shares of the Company's Common Stock (except pursuant to an offer for all outstanding shares of Common Stock which is determined by both (i) the Board of Directors acting by Special Vote, and (ii) a majority of the Directors who are not associated with an Acquiring Person ("Continuing Directors") and who are also not employees of the Company, to be fair to and otherwise in the best interests of the Company and its stockholders (a "Permitted Offer")), then each holder of a Right will thereafter have the right to exercise the Right for Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the Exercise Price of the Right. If the Company does not have sufficient Common Shares available for all Rights to be exercised, the Company may substitute for all or any portion of the Common Stock that would be issuable upon exercise of the Rights, cash, assets, or other securities having the same aggregate value as such Common Stock. The Rights are exercisable as described in this paragraph only after the Company's right of redemption (as described below) has expired. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph (a "Section 11(a)(ii) Event"), all Rights that are, or under certain circumstances specified in the Rights Agreement were, beneficially owned by an Acquiring Person will be null and void. A "Special Vote" of the Board of Directors is approval by both a majority of the Continuing Directors and a majority of the entire Board, including the Continuing Directors.
4.	Exercise of the Rights to Purchase Common Stock of An Acquiring
Company.  In the event that, at any time following the Stock Acquisition Date,
(i) the Company is merged or consolidated with another company in a business combination transaction in which the Company is not the surviving corporation or in which the Company is the surviving corporation and all or part of the Common Stock of the Company is exchanged for stock of any other person, cash or any other property (other than a merger which follows an offer described in the preceding paragraph), or (ii) more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) is sold or transferred, then each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to exercise the Right for common stock of the acquiring company having a value equal to two times the Exercise Price of the Right. (An event described in this paragraph is a "Section 13 Event.")
5.	Adjustment of Number of Rights, Purchase Price and Number of Units
of Preferred Stock. The Exercise Price payable and/or the number of shares of Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to proportionate adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) in the event holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above). If at any time after the Rights Dividend Declaration Date and prior to the Distribution Date the Company declares a stock dividend on, subdivides or combines the outstanding shares of Common Stock, the number of Rights associated with each share of Common Stock shall be proportionately adjusted.
E.	Fractional Rights and Fractional Shares
The Company is generally not required to issue fractional Rights, fractions of shares of Preferred Stock (other than fractions which are integral multiples of one one-thousandth of a share), or fractions of shares of Common Stock and, in lieu thereof, an adjustment in cash will be made based on the market price of the Rights, Preferred Stock, or Common Stock, respectively.
F.	Redemption of the Rights
In general, the Company may redeem all (but not less than all) of the
Rights at a price of $.002 per Right (subject to adjustment to reflect stock splits, stock dividends, or similar transactions), at any time until the earlier of the tenth day following the Stock Acquisition Date or September 14, 2008 (provided that any redemption after any person becomes an Acquiring Person may be effected only by the Board of Directors acting by Special Vote). This redemption period may be extended by the Board of Directors by amending the Rights Agreement as described in Paragraph H below prior to the time when the Rights become nonredeemable. The redemption price may be paid in cash, shares of Common Stock, or any other consideration the Board of Directors deems appropriate. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.002 redemption price.
G.	Exchange of the Rights
At any time after a Section 11(a)(ii) Event or a Section 13 Event and before any person or group acquires 50% or more of the outstanding Common Stock, the Board of Directors of the Company, acting by Special Vote, may cause the Company to exchange some or all of the outstanding and exercisable Rights for Common Stock at a one-to-one exchange ratio (appropriately adjusted to reflect stock splits, dividends or similar transactions). Rights may not be exercised after the Board orders their exchange. If there is not sufficient authorized unissued Common Stock to fund an exchange, the Board, acting by Special Vote, may fund the exchange through other consideration, including issuance of debt and/or equity. In addition, at any time before any person or group becomes in Acquiring Person, the Board, acting by Special Vote, may exchange some or all of the Rights for rights of substantially equivalent value.
H.	Amendments
Other than those provisions relating to the redemption price or the final expiration date of the Rights, any of the provisions of the Rights Agreement may be supplemented or amended by the Board of Directors of the Company prior to the Distribution Date, without approval of the Rights holders, whether or not a supplement or amendment is adverse to the Rights holders. After the Distribution Date, any provisions of the Rights Agreement (other than those provisions relating to the redemption price or the final expiration date of the Rights) may be amended by the Board of Directors acting by Special Vote in order to (i) cure any ambiguous, defective or inconsistent provision, (ii) shorten or lengthen any time period hereunder, or
(iii) otherwise change a provision which the Board of Directors acting by Special Vote may deem necessary or desirable and which does not materially and adversely affect the interests of holders of Rights (other than any Acquiring Person); provided, the Rights Agreement may not be amended to (A) make the Rights again redeemable after the Rights have ceased to be redeemable, or
(B) change any other time period unless such change is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to the holders of the Rights (other than any Acquiring Person).
I.	Expiration
The Rights will expire upon the earliest to occur of the close of business on September 14, 2008, the exchange or redemption of the Rights by the Company, or the consummation of a Permitted Offer transaction followed by a merger or consolidation of the Company with another company in which all stockholders of the Company receive the same consideration and terms as in the Permitted Offer.
J.	No Stockholder Rights Prior to Exercise
Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.
K.	Terms of the Preferred Stock
The Company has initially reserved 50,000 shares of Preferred Stock for issuance upon exercise of the Rights, such number to be subject to adjustment from time to time in accordance with the Rights Agreement. The Preferred Stock will be nonredeemable. The dividend, liquidation and voting rights, and the rights upon consolidation or merger of the Preferred Stock are designed so that the value of the one one-thousandth interest in a share of Preferred Stock purchasable with each Right will approximate the value of one share of Common Stock. Each whole share of Preferred Stock will be entitled to receive a quarterly preferential dividend of 1,000 times the dividend declared on the Common Stock. In the event of liquidation, the holders of the Preferred Stock will be entitled to receive a preferential liquidation payment of $1,000 per share plus the amount of accrued unpaid dividends thereon, the holders of the Common Stock will then be entitled to receive a liquidation payment equal to $1.00 per share (subject to proportionate adjustment to reflect stock splits, dividends or combinations), and the holders of the Preferred Stock and Common Stock will then share ratably in all assets remaining available for distribution to stockholders. Each share of Preferred Stock will have 1,000 votes (subject to proportionate adjustment to reflect stock splits, dividends and combinations), and will generally vote together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or other property, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock (subject to proportionate adjustment to reflect stock splits, dividends and combinations).
L.	Anti-Takeover Effects
The Rights are designed to protect and maximize the value of stockholders' interests in the Company in the event of an unsolicited takeover attempt in a manner or on terms not approved by the Board of Directors. Takeover attempts frequently include coercive tactics to deprive the Board of Directors and stockholders of any real opportunity to determine the destiny of the Company. The Rights have been declared by the Board in order to deter such tactics, including a gradual accumulation in the open market of a 15% or greater position, followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally. These tactics can unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares.
The Rights are not intended to prevent a takeover of the Company and will not do so. The rights may be redeemed by the Company as described in Paragraph F, and accordingly, the Rights should not interfere with any merger or business combination approved by the Board of Directors.
Issuance of the Rights does not weaken the Company or interfere with its business plans. The issuance of the Rights themselves has no dilutive effect, will not affect reported earnings per share, should not be taxable to the Company or to its stockholders, and will not change the way in which the Company's shares are presently traded. The Company's Board of Directors believes that the Rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment.
However, the Rights may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Company's Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.


Item 2.		Exhibits.
99.1	Rights Agreement dated as of September 15, 1998 between
Fleetwood Enterprises, Inc. and BankBoston, N.A., as
Rights Agent, which includes as Exhibit B thereto the
Form of Rights Certificate to be distributed to holders
of Rights after the Distribution Date (as that term is
defined in the Rights Agreement).
SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange
Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
Date:  October 28, 1998	FLEETWOOD ENTERPRISES, INC.
                              By:	/s/ Nelson W. Potter
	                                    Nelson W.Potter
	                               President and Chief Operating Officer

FLEETWOOD ENTERPRISES, INC.
and
BANKBOSTON, N.A.
as Rights Agent

RIGHTS AGREEMENT
dated as of
September 15, 1998


TABLE OF CONTENTS
1.   Certain Definitions.	1
2.   Appointment of Rights Agent.	5
3.   Issue of Rights Certificates.	5
4.   Form of Rights Certificates.	7
5.   Countersignature and Registration.	8
6.   Transfer, Split-Up, Combination and Exchange of
Rights Certificates; Mutilated,
       Destroyed, Lost or Stolen Rights
Certificates.	8
7.   Exercise of Rights; Purchase Price; Expiration
Date of Rights.	9
8.   Cancellation and Destruction of Rights
Certificates.	11
9.   Reservation and Availability of Capital Stock.	11
10.  Preferred Stock Record Date.	13
11.  Adjustment of Purchase Price, Number and Kind of
Shares or Number of Rights.	13
12.  Certificate of Adjusted Purchase Price or Number
of Shares.	20
13.  Consolidation, Merger or Sale or Transfer of
Assets or Earning Power.	21
14.  Fractional Rights and Fractional Shares.	24
15.  Rights of Action.	25
16.  Agreement of Rights Holders.	25
17.  Rights Certificate Holder Not Deemed a
Stockholder.	26
18.  Concerning the Rights Agent.	26
19.  Merger or Consolidation or Change of Name of
Rights Agent.	27
20.  Duties of Rights Agent.	27
21.  Change of Rights Agent.	29
22.  Issuance of New Rights Certificates.	30
23.  Redemption and Termination.	30
24.  Exchange.	31
25.  Notice of Certain Events.	33
26.  Notices.	34
27.  Supplements and Amendments.	34
28.  Successors.	35
29.  Determination and Actions by the Board of
Directors, etc.	35
30.  Benefits of this Agreement.	35
31.  Severability.	36
32.  Governing Law.	36
33.  Counterparts.	36
34.  Descriptive Headings; References.	36
                     RIGHTS AGREEMENT
THIS RIGHTS AGREEMENT (this "Agreement"), dated as of September
15, 1998, is entered into by and between FLEETWOOD ENTERPRISES, INC., a Delaware corporation (the "Company"), and BANKBOSTON, NA, a national banking association (the "Rights Agent"), with reference to the following facts:
WHEREAS, on September 15, 1998 (the "Rights Dividend Declaration
Date"), the Board of Directors of the Company authorized and declared a dividend distribution of one Right for each share of Common Stock (as hereinafter defined) of the Company outstanding at the Close of Business on November 9, 1998 (the "Record Date"), and has authorized the issuance of one Right (as such number may hereinafter be adjusted pursuant to the provisions of Section 11(p)) for each share of Common Stock of the Company issued from the Record Date (whether originally issued or delivered from the Company's treasury) until the earliest of the Distribution Date or a Section 13 Event or the Expiration Date (each as hereinafter defined), each Right initially representing the right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company having the rights, preferences, privileges and restrictions set forth in the form of Amended and Restated Certificate of Designation of Rights, Preferences, Privileges and Restrictions attached hereto as Exhibit A, upon the terms and subject to the conditions hereinafter set forth (the "Rights");
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
1.	Certain Definitions.
For purposes of this Agreement, the following terms have the meanings indicated:
(a)	"Acquiring Person" means any Person who or which, together
with all Affiliates and Associates of such Person, without the prior approval of the Board of Directors of the Company, shall become, after the date hereof, the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include an Exempt Person or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, or a Person who or which, together with its Affiliates and Associates, shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding solely as a result of a reduction in the number of shares of Common Stock outstanding due to a repurchase of Common Stock by the Company, unless such Person shall thereafter purchase or otherwise become the Beneficial Owner of additional shares of Common Stock representing 1% of the shares of Common Stock then outstanding. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.
(b)	"Act" means the Securities Act of 1933, as amended.
(c)	"Adjustment Shares" has the meaning set forth in Section
11(a)(ii).
(d)	"Affiliate" and "Associate" have the respective meanings
ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended and in effect on the date of this Agreement (the "Exchange Act").
(e)	A Person is deemed the "Beneficial Owner" of, and is deemed
to "Beneficially Own," any securities:
(i)	which such Person or any of such Person's Affiliates or
Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "Beneficially Own," (A) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange, or (B) securities issuable upon exercise of Rights at any time prior to the occurrence of a Triggering Event, or (C) securities issuable upon exercise of Rights from and after the occurrence of a Triggering Event which Rights were acquired by such Person or any of such Person's Affiliates or Associates prior to the Distribution Date or pursuant to
Section 3(a) or Section 22 (the "Original Rights") or pursuant to Section 11(i) in connection with an adjustment made with respect to any Original Rights;
(ii)	which such Person or any of such Person's Affiliates or
Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "Beneficially Own," any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if such agreement arrangement or understanding: (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or
(iii)	which are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subparagraph (ii) of this paragraph (e)) or disposing of any voting securities of the Company; provided, however, that nothing in this paragraph (e) shall cause a person engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "Beneficially Own," any securities acquired through such person's participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.
(f)	"Business Day" means any day other than a Saturday, Sunday
or a day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated by law or executive order to close.
(g)	"Close of Business" on any given date means 5:00 P.M.,
Eastern time on such date; provided, however, that if such date is not a Business Day it means 5:00 P.M., Eastern time on the next succeeding Business Day.
(h)	"Common Stock" means the common stock, par value $1.00 per
share, of the Company, except that "Common Stock" when used with reference to any Person other than the Company means the capital stock (or units of beneficial interest which represent the right to participate in profits, losses, deductions and credits) of such Person with the greatest voting power, or the equity securities or other equity interest having power to control or direct the management, of such Person.
(i)	"Common Stock Equivalents" has the meaning set forth in
Section 11(a)(iii).
(j)	"Continuing Director" means (i) any member of the Board of
Directors of the Company, while a member of the Board, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who was a member of the Board prior to the date of this Agreement, or (ii) any Person who subsequently becomes a member of the Board, while a member of the Board, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, if such Person's nomination for election or election to the Board is recommended or approved by a majority of the Continuing Directors.
(k)	"Current Market Price" has the meaning set forth in Section
11(d)(i).
(l)	"Current Value" has the meaning set forth in Section
11(a)(iii).
(m)	"Distribution Date" has the meaning set forth in Section
3(a).
(n)	"Equivalent Preferred Stock" has the meaning set forth in
Section 11(b).
(o)	"Exchange Act" has the meaning set forth in Section 1(c).
(p)	"Exempt Person" means the Company, any Subsidiary of the
Company, any employee benefit plan or employee stock plan of the Company or any Subsidiary of the Company, or any person or entity organized, appointed, or established by the Company or any Subsidiary of the Company, for or pursuant to the terms of any such plan.
(q)	"Expiration Date" means the earliest of (i) the Final
Expiration Date, (ii) the time at which the Rights are redeemed as provided in
Section 23, (iii) the time at which the Board of Directors orders the exchange of Rights as provided in Section 24, or (iv) the consummation of a transaction contemplated by Section 13(d).
(r)	"Final Expiration Date" means the Close of Business on
September 14, 2008.
(s)	"NASDAQ" means the National Market System of the National
Association of Securities Dealers Automated Quotation System.
(t)	"Person" means any individual, firm, corporation,
partnership or other entity.
(u)	"Preferred Stock" means shares of Series A Junior
Participating Preferred Stock of the Company and, to the extent that there is not a sufficient number of shares of Series A Junior Participating Preferred Stock authorized to permit the full exercise of the Rights, any other series of Preferred Stock of the Company designated for such purpose containing terms substantially similar to the terms of the Series A Junior Participating Preferred Stock.
(v)	"Principal Party" has the meaning set forth in Section
13(b).
(w)	"Purchase Price" has the meaning set forth in Section 4(a).
(x)	"Ratio of Exchange" has the meaning set forth in Section
24(a).
(y)	"Record Date" has the meaning set forth in the WHEREAS
clause at the beginning of this Agreement.
(z)	"Redemption Price" has the meaning set forth in Section
23(a).
(aa)	"Rights" has the meaning set forth in the WHEREAS clause at
the beginning of this Agreement.
(bb)	"Rights Certificates" has the meaning set forth in Section
3(a).
(cc)	"Rights Dividend Declaration Date" has the meaning set forth in the WHEREAS clause at the beginning of this Agreement.
(dd)	"Section 11(a)(ii) Event" means any event described in
Section 11(a)(ii).
(ee)	"Section 11(a)(ii) Trigger Date" has the meaning set forth
in Section 11(a)(iii).
(ff)	"Section 13 Event" means any event described in clause (x),
(y) or (z) of Section 13(a).
(gg)	"Special Vote" means an action of the Company's Board of
Directors that is taken (and can only be taken) at a time when there are two or more Continuing Directors, and that is approved by both (i) a majority of the Continuing Directors, and (ii) a majority of the entire Board of Directors, including the Continuing Directors.
(hh)	"Spread" has the meaning set forth in Section 11(a)(iii).
(ii)	"Stock Acquisition Date" means the first date of public
announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) under the Exchange Act) by the Company or an Acquiring Person that an Acquiring Person has become such or such earlier date as a majority of the directors shall become aware of the existence of an Acquiring Person; provided, however, that if such Person is thereafter determined not to have become an Acquiring Person within the meaning of Section 1(a), then no Stock Acquisition Date shall be deemed to have occurred.
(jj)	"Subsidiary" means, with reference to any Person, any
corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect at least a majority of the directors of such corporation (or other persons performing similar functions) is Beneficially Owned, directly or indirectly, by such Person, or otherwise controlled by such Person.
(kk)	"Substitution Period" has the meaning set forth in Section
11(a)(iii).
(ll)	"Trading Day" means a day on which the principal national
securities exchange on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, a Business Day.
(mm)	"Triggering Event" means any Section 11(a)(ii) Event or any
Section 13 Event.
Any determination required by the definitions contained in this
Section 1 shall be made by the Board of Directors of the Company in its good faith judgment, which determination shall be binding on the Rights Agent and the holders of the Rights.
2.	Appointment of Rights Agent.
The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of the Rights (who, in accordance with Section 3, shall prior to the Distribution Date also be the holders of the Common Stock) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such Co-Rights Agents as it may deem necessary or desirable, upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent.
3.	Issue of Rights Certificates.
(a)	Until the earlier of (i) the Close of Business on the tenth
(10th) day after the Stock Acquisition Date (or, if the tenth (10th) day after the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date), or (ii) the Close of Business on the tenth
(10th) day after the date that a tender or exchange offer by any Person (other than an Exempt Person) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if, upon consummation thereof, such Person, together with its Affiliates and Associates, would be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding (irrespective of whether any shares are actually purchased pursuant to any such offer) (each of the time periods in (i) and
(ii) being subject to extension as provided in Section 27 and the earliest of
(i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this
Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) each Right will be transferable only in connection with the transfer of the underlying share of Common Stock (including a transfer to the Company). As soon as practicable after the Distribution Date, the Rights Agent will send to each record holder of the Common Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates in substantially the form of Exhibit B hereto (the "Rights Certificates"), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(p), at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a)) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.
(b)	As promptly as practicable following the Record Date, the
Company will send a copy of a Summary of Rights to purchase Preferred Stock, containing substantially the information set forth in the form attached hereto as Exhibit C, to each record holder of the Common Stock as of the Close of Business on the Record Date, at the address of such holder shown on the records of the Company. With respect to certificates for the Common Stock outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates for the Common Stock and the registered holders of the Common Stock shall also be the registered holders of the associated Rights. Until the earlier of the Distribution Date or the Expiration Date, the transfer of any certificates representing shares of Common Stock in respect of which Rights have been issued shall also constitute the transfer of the Rights associated with such shares of Common Stock.
(c)	Rights shall be issued in respect of all shares of Common
Stock that are issued after the Record Date but prior to the earliest of the Stock Acquisition Date or a Section 13 Event or the Expiration Date. Certificates representing such shares of Common Stock (including, without limitation, certificates issued upon transfer or exchange of Common Stock) shall also be deemed to be certificates for Rights, and shall bear the following legend:
This certificate also represents Rights that entitle the holder hereof to certain rights as set forth in a Rights Agreement
between the Corporation and BankBoston, NA, as Rights Agent, dated as of September 15, 1998 (the "Rights Agreement"), the terms, conditions and limitations of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Corporation.  Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate.  The Corporation will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a
written request therefor.  Under certain circumstances set forth in the Rights Agreement, Rights issued to, or beneficially owned by, any Person who is, was or becomes an Acquiring Person or any
Affiliate or Associate thereof (as such terms are defined in the
Rights Agreement), whether currently held by or on behalf of such
Person or by any subsequent holder, may become null and void.
With respect to such certificates containing the foregoing legend, the Rights associated with the Common Stock represented by such certificates shall, until the Distribution Date, be evidenced by such certificates alone and registered holders of Common Stock shall also be the registered holders of the associated Rights, and the transfer of any of such certificates shall also constitute the transfer of the Rights associated with the Common Stock represented by such certificates.
4.	Form of Rights Certificates.
(a)	The Rights Certificates (and the forms of an election to
purchase and of assignment and of certificates to be printed on the reverse thereof) when, as and if issued, shall each be substantially in the form set forth in Exhibit B hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage. Subject to the provisions of Section 11 and
Section 22, the Rights Certificates, whenever distributed, shall be dated as of the Record Date and on their face shall entitle the holders thereof to purchase such number of one one-thousandths of a share of Preferred Stock as shall be set forth therein at the price set forth therein (such exercise price per one one-thousandth of a share, the "Purchase Price"), but the amount and type of securities purchasable upon the exercise of each Right and the Purchase Price thereof shall be subject to adjustment as provided herein.
(b)	Notwithstanding any other provision of this Agreement, any
Rights Certificate issued pursuant to Section 3(a) or Section 22 that represents Rights Beneficially Owned by any Person known to be (i) an Acquiring Person or any Associate or Affiliate of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom such Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer that the Board of Directors of the Company has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect avoidance of Section 7(e), and any Rights Certificate issued pursuant to Section 6 or Section 11 upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain (to the extent feasible) the following legend, modified as applicable to apply to such Person:
The Rights represented by this Rights Certificate are or were beneficially owned by a Person who was or became an Acquiring
Person or an Affiliate or Associate of an Acquiring Person (as
such terms are defined in the Rights Agreement).  Accordingly, this Rights Certificate and the Rights represented hereby may become null and void in the circumstances specified in Section
7(e) of such Agreement.
5.	Countersignature and Registration.
(a)	The Rights Certificates shall be executed on behalf of the
Company by its Chairman of the Board, its President or any other officer of the Company designated by the Chairman or President, either manually or by facsimile signature, and shall have affixed thereto the Company's seal or a facsimile thereof which shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. The Rights Certificates shall be manually countersigned by the Rights Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Rights Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Rights Certificates, nevertheless, may be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the person who signed such Rights Certificates had not ceased to be such officer of the Company; and any Rights Certificates may be signed on behalf of the Company by any person who, at the actual date of the execution of such Rights Certificate shall be a proper officer of the Company to sign such Rights Certificate, although at the date of the execution of this Rights Agreement any such person was not such an officer.
(b)	Following the Distribution Date, the Rights Agent will keep
or cause to be kept, at its office or offices designated as the appropriate place for surrender of Rights Certificates upon exercise or transfer, books for registration and transfer of the Rights Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Rights Certificates, the number of Rights evidenced on its face by each of the Rights Certificates and the certificate number and the date of each of the Rights Certificates.
6.	Transfer, Split-Up, Combination and Exchange of Rights
Certificates; Mutilated, Destroyed, Lost or Stolen Rights
Certificates.
(a)	Subject to the provisions of Section 4(b), Section 7(e) and
Section 14, at any time after the Close of Business on the Distribution Date, and at or prior to the Close of Business on the Expiration Date, any Rights Certificate or Certificates may be transferred, split up, combined or exchanged for another Rights Certificate or Certificates, entitling the registered holder to purchase a like number of one-thousandths of a share of Preferred Stock (or, following a Triggering Event, Common Stock, other securities, cash or other assets, as the case may be) as the Rights Certificate or Certificates surrendered then entitled such holder (or former holder in the case of a transfer) to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Rights Certificate or Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender the Rights Certificate or Certificates to be transferred, split up, combined or exchanged at the office or offices of the Rights Agent designated for such purpose. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Rights Certificate until the registered holder shall have completed and signed the certificate contained in the form of assignment on the reverse side of such Rights Certificate and shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company shall reasonably request. Thereupon the Rights Agent shall, subject to Section 4(b), Section 7(e) and Section 14, countersign and deliver to the Person entitled thereto a Rights Certificate or Rights Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Rights Certificate.
(b)	Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Rights Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Rights Certificate if mutilated, the Company will execute and deliver a new Rights Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered owner in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated.
7.	Exercise of Rights; Purchase Price;
Expiration Date of Rights.
(a)	Subject to Section 7(e), Section 23(b) and Section 24(b),
the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c),
Section 11(a)(iii) and Section 23(a)), in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may
be) as to which such surrendered Rights are then exercisable, at or prior to the Expiration Date.
(b)	The Purchase Price for each one one-thousandth of a share of
Preferred Stock pursuant to the exercise of a Right shall initially be $160, and shall be subject to adjustment from time to time as provided in Section 11 and Section 13(a) and shall be payable in accordance with paragraph (c) below.
(c)	Upon receipt of a Rights Certificate representing
exercisable Rights, with the form of election to purchase and the certificate duly executed, accompanied by payment, with respect to each Right so exercised, of the Purchase Price per one one-thousandth of a share of Preferred Stock (or other shares, securities, cash or other assets, as the case may be) to be purchased as set forth below and an amount equal to any applicable transfer tax, the Rights Agent shall, subject to Section 20(k), thereupon promptly (i) (A) requisition from any transfer agent of the shares of Preferred Stock (or make available, if the Rights Agent is the transfer agent for such shares) certificates for the total number of one one-thousandths of a share of Preferred Stock to be purchased and the Company hereby authorizes its transfer agent to comply with all such requests, or (B) if the Company shall have elected to deposit the total number of shares of Preferred Stock issuable upon exercise of the Rights hereunder with a depository agent, requisition from the depository agent depository receipts representing such number of one one-thousandths of a share of Preferred Stock as are to be purchased (in which case certificates for the shares of Preferred Stock represented by such receipts shall be deposited by the transfer agent with the depository agent) and the Company will direct the depository agent to comply with such request, (ii) requisition from the Company an amount of cash, if any, to be paid in lieu of fractional shares in accordance with Section 14,
(iii) after receipt of such certificates or depository receipts, cause the same to be delivered to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, and (iv) after receipt thereof, deliver such cash, if any, to or upon the order of the registered holder of such Rights Certificate. The payment of the Purchase Price (as such amount may be reduced pursuant to
Section 11(a)(iii)) may be made by bank draft, certified bank check or money order payable to the order of the Company. In the event that the Company is obligated to issue other securities (including Common Stock) of the Company, pay cash and/or distribute other property pursuant to Section 11(a), the Company will make all arrangements necessary so that such other securities, cash and/or other property are available for distribution by the Rights Agent, if and when appropriate.
(d)	In case the registered holder of any Rights Certificate
shall exercise less than all the Rights evidenced thereby, a new Rights Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent and delivered to, or upon the order of, the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, subject to the provisions of
Section 14.
(e)	Notwithstanding anything in this Agreement to the contrary,
from and after the occurrence of a Section 11(a)(ii) Event, any Rights Beneficially Owned by (i) an Acquiring Person or an Associate or Affiliate of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or of any such Associate of Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either
(A) a transfer (whether or not for consideration) by or for the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom the Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which the Board of Directors of the Company has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 7(e), shall become null and void without any further action and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. The Company shall use all reasonable efforts to insure that the provisions of this Section 7(e) and Section 4(b) are complied with, but shall have no liability to any holder of Rights Certificates or other Person as a result of its failure to make any determinations with respect to an Acquiring Person or any of their respective Affiliates, Associates or transferees hereunder.
(f)	Notwithstanding anything in this Agreement to the contrary,
neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder upon the occurrence of any purported exercise as set forth in this Section 7 unless such registered holder shall have (i) completed and signed the certificate contained in the form of election to purchase set forth on the reverse side of the Rights Certificate surrendered for such exercise, and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company shall reasonably request.
8.	Cancellation and Destruction of Rights
Certificates.
All Rights Certificates surrendered for the purpose of exercises, transfer, split up, combination or exchange shall, if surrendered to the Company or any of its agents, be delivered to the Rights Agent for cancellation or in canceled form, or, if surrendered to the Rights Agent, shall be canceled by it, and no Rights Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Rights Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall deliver all canceled Rights Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Rights Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.
9.	Reservation and Availability of Capital
Stock.
(a)	The Company covenants and agrees that it will cause to be
reserved and kept available out of its authorized and unissued shares of Preferred Stock (and, following the occurrence of a Triggering Event, out of its authorized and unissued shares of Common Stock and/or other securities or out of its authorized and issued shares held in its treasury), the number of shares of Preferred Stock (and, following the occurrence of a Triggering Event, Common Stock and, or other securities) that, as provided in this Agreement including Section 11(a)(iii), will be sufficient to permit the exercise in full of all outstanding Rights; provided, however, that the Company shall not be required to reserve and keep available shares of Preferred Stock, Common Stock or other securities sufficient to permit the exercise in full of all outstanding Rights pursuant to the adjustments set forth in Section 11(a)(ii), Section 11(a)(iii) or Section 13 unless, and only to the extent that, the Rights become exercisable pursuant to such adjustments.
(b)	So long as the shares of Preferred Stock (and, following the occurrence of a Triggering Event, Common Stock and/or other securities) issuable and deliverable upon the exercise of Rights may be listed on any national securities exchange, the Company shall use its best efforts to cause, from and after such time as the Rights become exercisable, all shares reserved for such issuance to be listed on such exchange upon official notice of issuance upon such exercise.
(c)	If necessary to permit the offer and issuance of Preferred
Stock (and, following the occurrence of a Triggering Event, Common Stock and/or other securities) issuable and deliverable upon the exercise of Rights, the Company shall use its best efforts to (i) file, as soon as practicable following the earliest date after the occurrence of a Section 11(a)(ii) Event on which the consideration to be delivered by the Company upon exercise of the Rights has been determined in accordance with Section 11(a)(iii), or as soon as is required by law following the Distribution Date, as the case may be, a registration statement under the Act, with respect to the securities purchasable upon exercise of the Rights on an appropriate form, (ii) cause such registration statement to become effective as soon as practicable after such filing, and (iii) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Act) until the earlier of (A) the date as of which the Rights are no longer exercisable for such securities, and (B) the date of the expiration of the Rights. The Company will also take such action as may be appropriate under, or to ensure compliance with, the securities or "blue sky" laws of the various states in connection with the exercisability of the Rights. The Company may temporarily suspend, for a period of time not to exceed ninety (90) days after the date set forth in clause (i) of the first sentence of this Section 9(c), the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. Notwithstanding any provision of this Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction, unless the requisite qualification in such jurisdiction shall have been obtained and until a registration statement (if required) has been declared effective.
(d)	The Company covenants and agrees that it will take all such
action as may be necessary to ensure that all one one-thousandths of a share of Preferred Stock (and, following the occurrence of a Triggering Event, Common Stock and/or other securities) delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable.
(e)	The Company further covenants and agrees that it will pay
when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Rights Certificates and of any certificates for a number of one one-thousandths of a share of Preferred Stock (or Common Stock and/or other securities, as the case may be) upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Rights Certificates to a Person other than, or the issuance or delivery of a number of one one-thousandths of a share of Preferred Stock (or Common Stock and/or other securities, as the case may be) in respect of a name other than that of, the registered holder of the Rights Certificates evidencing Rights surrendered for exercise or to issue or deliver any certificates for a number of one one-thousandths of a share of Preferred Stock (or Common Stock and/or other securities, as the case may be) in a name other than that of the registered holder upon the exercise of any Rights until such tax shall have been paid (any such tax being payable by the holder of such Rights Certificate at the time of surrender) or until it has been established to the Company's satisfaction that no such tax is due.
10.	Preferred Stock Record Date.
Each person in whose name any certificate for a number of one one-
thousandths of a share of Preferred Stock (or Common Stock and/or other securities, as the case may be) is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of such fractional shares of Preferred Stock (or Common Stock and/or other securities, as the case may be) represented thereby and such certificate shall be dated as of the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and all applicable transfer taxes) was made; provided, however, that if the date of such surrender and payment is a date upon which the Preferred Stock (or Common Stock and/or other securities, as the case may be) transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares (fractional or otherwise) on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Stock (or Common Stock and/or other securities, as the case may be) transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Rights Certificate, as such, shall not be entitled to any rights of a stockholder of the Company with respect to shares for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.
11.	Adjustment of Purchase Price, Number and Kind of Shares or
Number of Rights.
The Purchase Price, the number and kind of shares covered by each
Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.
(a)	(i)	In the event the Company shall at any time after the
date of this Agreement (A) declare a dividend on the Preferred Stock payable in shares of Preferred Stock, (B) subdivide the outstanding Preferred Stock,
(C) combine the outstanding Preferred Stock into a smaller number of shares, or (D) issue any shares of its capital stock in a reclassification of the Preferred Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a) and Section 7(e), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of Preferred Stock or capital stock, as the case may be, issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive, upon payment of the Purchase Price then in effect, the aggregate number and kind of shares of Preferred Stock or capital stock, as the case may be, which, if such Right had been exercised immediately prior to such date and at a time when the Preferred Stock transfer books of the Company were open, he would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. If an event occurs which would require an adjustment under both this Section 11(a)(i) and Section 11(a)(ii), the adjustment provided for in this Section 11(a)(i) shall be in addition to, and shall be made prior to, any adjustment required pursuant to Section 11(a)(ii).
(ii)	Subject to Section 23(a) and Section 24, in the event any
Person (other than an Exempt Person), alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, unless the event causing the 15% threshold to be crossed is a transaction set forth in Section 13(a), or is an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the members of the Board of Directors who are not officers of the Company and who are not representatives, nominees, Affiliates or Associates of an Acquiring Person/the Board of Directors of the Company acting by Special Vote and by at least a majority of the Continuing Directors who are not officers of the Company, after receiving advice from one or more investment banking firms, to be (a) at a price which is fair to stockholders of the Company (taking into account all factors which such members of the Board deem relevant including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (b) otherwise in the best interests of the Company and its stockholders, then, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e)) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-thousandths of a share of Preferred Stock, such number of shares of Common Stock of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-thousandths of a share of Preferred Stock for which a Right was exercisable immediately prior to the occurrence of a Section 11(a)(ii) Event, and (y) dividing that product (which, following such occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the Current Market Price (determined pursuant to Section 11(d)) per share of Common Stock on the date of such occurrence (such number of shares is herein called the "Adjustment Shares"); provided that the Purchase Price and the number of Adjustment Shares shall be further adjusted as provided in this Agreement to reflect any events occurring after the date of such occurrence; and provided, further, that if the transaction that would otherwise give rise to the foregoing adjustment is also subject to the provisions of Section 13, then only the provisions of Section 13 shall apply and no adjustment shall be made pursuant to this Section 11(a)(ii).
(iii)	In the event that the number of shares of Common Stock which are authorized by the Company's Certificate of Incorporation but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights is not sufficient to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii) of this Section 11(a) and the Rights shall become so exercisable, to the extent permitted by applicable law and any agreements in effect on the date hereof to which the Company is a party, the Company shall (A) determine the excess of (1) the value of the Adjustment Shares issuable upon the exercise of a Right (the "Current Value") over (2) the Purchase Price (such excess, the "Spread"), and (B) with respect to each Right, make adequate provision to substitute for the Adjustment Shares, upon payment of the applicable Purchase Price, (1) cash, (2) a reduction in the Purchase Price, (3) Common Stock or other equity securities of the Company (including, without limitation, shares, or units of shares, of preferred stock which the Board of Directors of the Company has deemed to have the same value as shares of Common Stock (such shares of preferred stock, "Common Stock Equivalents")), (4) debt securities of the Company, (5) other assets, or (6) any combination of the foregoing, having an aggregate value equal to the Current Value, where such aggregate value has been determined by the Board of Directors of the Company based upon the advice of a nationally recognized investment banking firm selected by the Board of Directors of the Company; provided, however, if the Company shall not have made adequate provision to deliver value pursuant to clause (B) above within thirty (30) days following the later of (x) the occurrence of a Section 11(a)(ii) Event and (y) the date on which the Company's right of redemption pursuant to
Section 23(a) expires (the later of (x) and (y) being referred to herein as the "Section 11(a)(ii) Trigger Date"), then the Company shall be obligated to deliver, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, shares of Common Stock (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the Spread. If the Board of Directors of the Company shall determine in good faith that it is likely that sufficient additional shares of Common Stock could be authorized for issuance upon exercise in full of the Rights, the thirty (30) day period set forth above may be extended to the extent necessary, but not more than ninety (90) days after the
Section 11(a)(ii) Trigger Date, in order that the Company may seek stockholder approval for the authorization of such additional shares (such period, as it may be extended, the "Substitution Period"). To the extent that the Company determines that some action need be taken pursuant to the first and/or second sentences of this Section 11(a)(iii), the Company (x) shall provide, subject to Section 7(e), that such action shall apply uniformly to all outstanding Rights, and (y) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek any authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. For purposes of this Section 11(a)(iii), the value of the Common Stock shall be the Current Market Price (as determined pursuant to Section 11(d)) per share of the Common Stock on the
Section 11(a)(ii) Trigger Date and the value of any "Common Stock Equivalent" shall be deemed to have the same value as the Common Stock on such date. The Board of Directors may, but shall not be required to, establish procedures to allocate the right to receive Common Stock upon the exercise of Rights pursuant to this Section 11(a)(iii).
(b)	In case the Company shall fix a record date for the issuance of rights (other than the Rights), options or warrants to all holders of Preferred Stock entitling them to subscribe for or purchase (for a period expiring within forty-five (45) calendar days after such record date) Preferred Stock (or shares having the same rights, privileges and preferences as the shares of Preferred Stock ("Equivalent Preferred Stock")) or securities convertible into Preferred Stock or Equivalent Preferred Stock at a price per share of Preferred Stock or per share of Equivalent Preferred Stock (or having a conversion price per share, if a security convertible into Preferred Stock or Equivalent Preferred Stock) less than the Current Market Price (as determined pursuant to Section 11(d)) per share of Preferred Stock on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Preferred Stock outstanding on such record date, plus the number of shares of Preferred Stock which the aggregate offering price of the total number of shares of Preferred Stock (and/or Equivalent Preferred Stock so to be offered and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Current Market Price, and the denominator of which shall be the number of shares of Preferred Stock outstanding on such record date, plus the number of additional shares of Preferred Stock and/or Equivalent Preferred Stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible). In case such subscription price may be paid by delivery of consideration part or all of which may be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights. Shares of Preferred Stock owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.
(c)	In case the Company shall fix a record date for a
distribution to all holders of Preferred Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness, cash (other than a regular quarterly cash dividend out of the earnings or retained earnings of the Company), assets (other than a dividend payable in Preferred Stock, but including any dividend payable in stock other then Preferred Stock) or subscription rights or warrants (excluding those referred to in Section 11(b)), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the Current Market Price (as determined pursuant to Section 11(d)) per share of Preferred Stock on such record date, less the fair market value (as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent) of the portion of the cash, assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to a share of Preferred Stock and the denominator of which shall be such Current Market Price (as determined pursuant to Section 11(d)) per share of Preferred Stock. Such adjustments shall be made successively whenever such a record dated is fixed, and in the event that such distribution is not so made, the Purchase Price shall be adjusted to be the Purchase Price which would have been in effect if such record date had not been fixed.
(d)	(i)	For the purpose of any computation hereunder, other
than computations made pursuant to Section 11(a)(iii), the Current Market Price (as hereinafter defined) per share of Common Stock on any date shall be deemed to be the average of the daily closing prices per share of such Common Stock for the thirty (30) consecutive Trading Days (as hereinafter defined) immediately prior to such date and for purposes of computations made pursuant to Section 11(a)(iii), the "Current Market Price" per share of Common Stock on any date shall be deemed to be the average of the daily closing prices per share of such Common Stock for the then ten (10) consecutive Trading Days immediately following such date; provided, however, that in the event that the Current Market Price per share of the Common Stock is determined during a period following the announcement by the issuer of such Common Stock of (A) a dividend or distribution on such Common Stock payable in shares of such Common Stock or securities convertible into shares of such Common Stock (other than the Rights), or (B) any subdivision, combination or reclassification of such Common Stock, and prior to the expiration of the requisite thirty (30) Trading Day or ten (10) Trading Day period, as set forth above, after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the Current Market Price shall be properly adjusted to take into account ex-dividend trading. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the New York Stock Exchange, Inc. or, if the shares of Common Stock are not listed or admitted to trading on New York Stock Exchange, Inc., as reported in the principal consolidated transaction reporting system with respect to securities listed on another principal national securities exchange or the NASDAQ National Market System on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange or the NASDAQ National Market System, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date the shares of Common Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Company. If on any such date no market maker is making a market in the Common Stock, the fair value of such shares on such date as determined in good faith by the Board of Directors of the Company shall be used. If the Common Stock is not publicly held or not so listed or traded, Current Market Price per share means the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.
(ii)	For the purpose of any computation hereunder, the Current
Market Price per share of Preferred Stock shall be determined in the same manner as set forth above for the Common Stock in clause (i) of this
Section 11(d) (other than the last sentence thereof). If the Current Market Price per share of Preferred Stock cannot be determined in the manner provided above or if the Preferred Stock is not publicly held or listed or traded in a manner described in clause (i) of this Section 11(d), the Current Market Price per share of Preferred Stock shall be conclusively deemed to be an amount equal to 1,000 (as such number may be appropriately adjusted for such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock occurring after the date of this Agreement) multiplied by the Current Market Price per share of the Common Stock. If neither the Common Stock nor the Preferred Stock is publicly held or so listed or traded, Current Market Price per share of the Preferred Stock means the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes. For all purposes of this Agreement, the Current Market Price of one one-thousandth of a share of Preferred Stock shall be equal to the Current Market Price of one share of Preferred Stock divided by 1,000.
(e)	Anything herein to the contrary notwithstanding, no
adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Purchase Price; provided, however, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this
Section 11 shall be made to the nearest cent or to the nearest ten-thousandth of a share of Common Stock or other share or one-millionth of a share of Preferred Stock, as the case may be. Notwithstanding the first sentence of this Section 11(e), an adjustment required by this Section 11 shall be made no later than the earlier of (i) three (3) years from the date of the transaction which mandates such adjustments, or (ii) the Expiration Date.
(f)	If as a result of an adjustment made pursuant to Section
11(a)(ii) or Section 13(a), the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock other than Preferred Stock, thereafter the number of such other shares so receivable upon exercise of any Right and the Purchase Price thereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Stock contained in Section 11, and the provisions of Section 7, Section 9, Section 10, Section 13, and
Section 14 with respect to the Preferred Stock shall apply on like terms to any such other shares.
(g)	All Rights originally issued by the Company subsequent to
any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of one one-thousandths of a share of Preferred Stock purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.
(h)	Unless the Company shall have exercised its election as
provided in Section 11(i), upon each adjustment of the Purchase Price as a result of the calculations made in Section 11(b) and Section 11(c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one one-thousandths of a share of Preferred Stock (calculated to the nearest one ten-thousandths) obtained by (i) multiplying (x) the number of one one-thousandths of a share covered by a Right immediately prior to this adjustment, by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price, and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.
(i)	The Company may elect on or after the date of any adjustment of the Purchase Price to adjust the number of Rights, in lieu of any adjustment in the number of one one-thousandths of a share of Preferred Stock purchasable upon the exercise of a Right. Each of the Rights outstanding after the adjustment in the number of Rights shall be exercisable for the number of one one-thousandths of a share of Preferred Stock for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one-ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Rights Certificates have been issued, shall be at least ten (10) days later than the date of the public announcement. If Rights Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Rights Certificates on such record date Rights Certificates evidencing, subject to Section 14, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Rights Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Rights Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Rights Certificates so to be distributed shall be issued executed and countersigned in the manner provided for herein (and may bear, at the option of the Company, the adjusted Purchase Price) and shall be registered in the names of the holders of record of Rights Certificates on the record date specified in the public announcement.
(j)	Irrespective of any adjustment or change in the Purchase
Price or the number of one one-thousandths of a share of Preferred Stock issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the Purchase Price per one one-thousandths of a share and the number of one one-thousandths of a share which were expressed in the initial Rights Certificates issued hereunder.
(k)	Before taking any action that would cause adjustment
reducing the Purchase Price below the then stated value, if any, of the number of one one-thousandths of a share of Preferred Stock issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable such number of one one-thousandths of a share of Preferred Stock at such adjusted Purchase Price.
(l)	In any case in which this Section 11 shall require that an
adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of one one-thousandths of a share of Preferred Stock and other capital stock or securities of the Company, if any, issuable upon such exercise over and above the number of one one-thousandths of a share of Preferred Stock and other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares (fractional or otherwise) or securities upon the occurrence of the event requiring such adjustment.
(m)	Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that in their good faith judgment the Board of Directors of the Company shall determine to be advisable in order that any (i) consolidation or subdivision of the Preferred Stock, (ii) issuance wholly for cash of any shares of Preferred Stock at less than the Current Market Price,
(iii) issuance wholly for cash of shares of Preferred Stock or securities which by their terms are convertible into or exchangeable for shares of Preferred Stock, (iv) stock dividends or (v) issuance of rights, options or warrants referred to in this Section 11, hereafter made by the Company to holders of its Preferred Stock shall not be taxable to such stockholders.
(n)	The Company covenants and agrees that it shall not, at any
time after the Distribution Date, (i) consolidate with any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o)), (ii) merge with or into any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o)), or (iii) sell or transfer (or permit any Subsidiary to sell or transfer), in one transaction, or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company and/or any of its Subsidiaries in one or more transactions each of which complies with Section 11(o)), if (x) at the time of or immediately after such consolidation, merger, sale or transfer there are any rights, warrants or other instruments or securities outstanding or agreements in effect which would substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights or (y) prior to, simultaneously with or immediately after such consolidation, merger, sale or transfer, the stockholders of the Person who constitutes, or would constitute, the Principal Party (as hereinafter defined) for purposes of Section 13(a) shall have received a distribution of Rights previously owned by such Person or any of its Affiliates and Associates.
(o)	The Company covenants and agrees that, after the
Distribution Date, it will not, except as permitted by Section 23, Section 24 or Section 27, take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.
(p)	Anything in this Agreement to the contrary notwithstanding,
in the event that the Company shall at any time after the Rights Dividend Declaration Date and prior to the Distribution Date (i) declare a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, the number of Rights associated with each share of Common Stock then outstanding, or issued or delivered thereafter but prior to the Distribution date, shall be proportionately adjusted so that the number of Rights thereafter associated with each share of Common Stock following any such event shall equal the result obtained by multiplying the number of Rights associated with each share of Common Stock immediately prior to such event by a fraction the numerator which shall be the total number of shares of Common Stock outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of shares of Common Stock outstanding immediately following the occurrence of such event.
12.	Certificate of Adjusted Purchase Price or
Number of Shares.
Whenever an adjustment is made as provided in Section 11 and
Section 13, the Company shall (a) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Rights Agent, and with each transfer agent for the Preferred Stock and the Common Stock, a copy of such certificate, and (c) mail a brief summary thereof to each holder of a Rights Certificate (or, if prior to the Distribution Date, to each holder of a certificate representing shares of Common Stock) in accordance with Section
25. Notwithstanding the foregoing sentence, the failure of the Company to give such notice shall not affect the validity of or the force or effect of or the requirement for such adjustment. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained. Any adjustment to be made pursuant to Section 11 and Section 13 shall be effective as of the date of the event giving rise to such adjustment.
13.	Consolidation, Merger or Sale or Transfer of Assets or
Earning Power.
(a)	In the event that, following the Stock Acquisition Date,
directly or indirectly, (x) the Company shall consolidate with, or merge with and into, any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o)), and the Company shall not be the continuing or surviving corporation of such consolidation or merger, (y) any Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o)) shall consolidate with, or merge with or into, the Company, and the Company shall be the continuing or surviving corporation of such consolidation or merger, and, in connection with such consolidation or merger, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (z) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons (other than the Company or any Subsidiary of the Company in one or more transactions each of which complies with Section 11(o)), then, and in each such case, proper provisions shall be made so that (i) each holder of a Right, except as provided in Section 7(e), shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, such number of validly authorized and issued, fully paid, non-assessable and freely tradable shares of Common Stock of the Principal Party (as such term is hereinafter defined), not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall be equal to the result obtained by (1) multiplying the then current Purchase Price by the number of one one-thousandths of a share of Preferred Stock for which a Right was exercisable immediately prior to the occurrence of a
Section 11(a)(ii) Event by the Purchase Price in effect immediately prior to such Section 11(a)(ii) Event, and (2) dividing that product (which, following the first occurrence of a Section 13 Event, shall be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the Current Market Price (determined pursuant to Section 11(d)(i)) per share of the Common Stock of such Principal Party on the date of consummation of such Section 13 Event (or the fair market value on such date of other securities or property of the Principal Party, as provided for herein); provided, however, that the Purchase Price and the number of shares of Common Stock of such Principal Party issuable upon exercise of each Right shall be further adjusted as provided in this Agreement to reflect any events occurring after the date of the first occurrence of a Section 13 event; (ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such Section 13 Event, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term "Company" shall thereafter be deemed to refer to such Principal Party, it being specifically intended that the provisions of Section 11 shall apply only to such Principal Party following the first occurrence of a Section 13 Event; (iv) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of shares of its Common Stock) in connection with the consummation of any such transaction as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its shares of Common Stock thereafter deliverable upon the exercise of the Rights; provided, however, that upon the subsequent occurrence of any merger, consolidation, sale of all or substantially all assets, recapitalization, reclassification of shares, reorganization or other extraordinary transaction in respect of such Principal Party, each holder of a Right shall thereupon be entitled to receive, upon exercise of a Right and payment of the Purchase Price, such cash, shares, rights, warrants and other property which such holder would have been entitled to receive had he, at the time of such transaction, owned the shares of Common Stock of the Principal Party purchasable upon the exercise of a Right, and such Principal Party shall take such steps (including, but not limited to, reservation of shares of stock) as may be necessary to permit the subsequent exercise of the Rights in accordance with the terms hereof for such cash, shares, rights, warrants and other property; and (v) the provisions of Section 11(a)(ii) shall be of no effect following the first occurrence of any Section 13 Event.
(b)	"Principal Party" means:
(i)	in the case of any transaction described in clause (x) or
(y) of the first sentence of Section 13(a), (A) the Person that is the issuer of any securities into which shares of Common Stock of the Company are converted in such merger or consolidation, or, if there is more than one such issuer, the issuer whose issued and outstanding Common Stock has the greatest aggregate market value or (B) if no securities are so issued, (x) the Person that is the other party to such merger or consolidation and survives said merger or consolidation, or, if there is more than one such Person, the Person whose issued and outstanding Common Stock has the greatest aggregate market value or (y) if the Person that is the other party to the merger or consolidation does not survive the merger or consolidation, the Person that does survive the merger or consolidation (including the Company if it survives); and
(ii)	in the case of any transaction described in clause (z) of
the first sentence of Section 13(a), the Person that is the party receiving the greatest portion of the assets or earning power transferred pursuant to such transaction or transactions, or, if each Person that is a party to such transaction or transactions receives the same portion of the assets or earning power so transferred or if the Person receiving the greatest portion of the assets or earning power cannot be determined, whichever of such Persons as is the issuer of Common Stock having the greatest market value of shares outstanding;
provided, however, that in any such case, (l) if the Common Stock of such Person is not at such time and has not been continuously over the preceding twelve (12) month period registered under Section 12 of the Exchange Act, and such Person is a direct or indirect Subsidiary of another Person the Common Stock of which is and has been so registered, "Principal Party" shall refer to such other Person; and (2) if such Person is a Subsidiary, directly or indirectly, of more than one Person, the Common Stocks of two or more of which are and have been so registered, "Principal Party" shall refer to whichever of such persons is the issuer of the issued and outstanding Common Stock having the greatest aggregate market value.
(c)	The Company shall not consummate any such consolidation,
merger, sale or transfer unless the Principal Party shall have a sufficient number of authorized shares of its Common Stock which have not been issued or reserved for issuance to permit the exercise in full of the Rights in accordance with this Section 13 and unless prior thereto the Company and such Principal Party shall have executed and delivered to the Rights Agent a supplemental agreement providing for the terms set forth in paragraphs (a) and
(b) of this Section 13 and further providing that, as soon as practicable after the date of any consolidation, merger, sale or transfer mentioned in paragraph (a) of this Section 13, the Principal Party will:
(i)	prepare and file a registration statement under the Act,
with respect to the Rights and the securities purchasable upon exercise of the Rights on an appropriate form, and will use its best efforts to cause such registration statement to (A) become effective as soon as practicable after such filing and (B) remain effective (with a prospectus at all times meeting the requirements of the Act) until the Expiration Date and similarly comply with applicable state securities laws;
(ii)	will deliver to holders of the Rights historical financial
statements of the Principal Party and each of its Affiliates which comply in all respects with the requirements for registration on Form 10 (or any successor form) under the Exchange Act;
(iii)	use its best efforts, if the Common Stock of the Principal
Party shall become listed on a national securities exchange, to list (or continue the listing of) the Rights and the securities purchasable upon exercise of the Rights on such securities exchange and, if the Common Stock of the Principal Party shall not be listed on a national securities exchange, to cause the Rights and the securities purchasable upon exercise of the Rights to be reported by NASDAQ or such other system then in use; and
(iv)	obtain waivers of any rights of first refusal or preemptive
rights in respect of the shares of Common Stock of the Principal Party subject to purchase upon exercise of outstanding Rights.
The provisions of this Section 13 shall similarly apply to
successive mergers or consolidations or sales or transfers. In the event that a Section 13 Event shall occur at any time after the occurrence of a Section 11(a)(ii) Event, the Rights which have not theretofore been exercised shall thereafter become exercisable in the manner described in Section 13(a).
(d)	Notwithstanding anything in this Agreement to the contrary,
Section 13 shall not be applicable to a transaction described in subparagraphs
(x) and (y) of Section 13(a) if (i) such transaction is consummated with a Person or Persons who acquired shares of Common Stock pursuant to a tender offer or exchange offer for all outstanding shares of Common Stock which complies with the provisions of Section 11(a)(ii) hereof (or a wholly owned Subsidiary of any such Person or Persons), (ii) the price per share of Common Stock offered in such transaction is not less than the price per share of Common Stock paid to all holders of shares of Common Stock whose shares were purchased pursuant to such tender offer or exchange offer, and (iii) the form of consideration being offered to the remaining holders of shares of Common Stock pursuant to such transaction is the same as the form of consideration paid pursuant to such tender offer or exchange offer. Upon consummation of any such transaction contemplated by this Section 13(d), all Rights hereunder shall expire.
14.	Fractional Rights and Fractional Shares.
(a)	The Company shall not be required to issue fractions of
Rights, except prior to the Distribution date as provided in Section 11(p), or to distribute Rights Certificates which evidence fractional Rights. In lieu of such fractional Rights, there shall be paid to the registered holders of the Rights Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the Current Market Value of a whole Right. For purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price of the Rights for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, Inc. or, if the Rights are not listed or admitted to trading on the New York Stock Exchange, Inc., as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange or the NASDAQ National Market System on which the Rights are listed or admitted to trading, or if the Rights are not listed or admitted to trading on any national securities exchange or the NASDAQ National Market System, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors of the Company. If on any such date no such market maker is making a market in the Rights the fair value of the Rights on such date as determined in good faith by the Board of Directors of the Company shall be used.
(b)	The Company shall not be required to issue fractions of
shares of Preferred Stock (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock) upon exercise of the Rights or to distribute certificates which evidence fractional shares of Preferred Stock (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock). In lieu of fractional shares of Preferred Stock that are not integral multiples of one one-thousandth of a share of Preferred Stock, the Company may pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the Current Market Value of one one-thousandth of a share of Preferred Stock. For purposes of this
Section 14(b), the Current Market Value of one one-thousandth of a share of Preferred Stock shall be one one-thousandth of the closing price of a share of Preferred Stock (as determined pursuant to Section 11(d)(ii)) for the Trading Day immediately prior to the date of such exercise.
(c)	Following the occurrence of a Triggering Event, the Company
shall not be required to issue fractions of shares of Common Stock upon exercise of the Rights or to distribute certificates which evidence fractional shares of Common Stock. In lieu of fractional shares of Common Stock, the Company may pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the Current Market Value of one (1) share of Common Stock. For purposes of this Section 14(c), the Current Market Value of one share of Common Stock shall be the closing price of one share of Common Stock (as determined pursuant to Section 11(d)(i)) for the Trading Day immediately prior to the date of such exercise.
(d)	The holder of a Right by the acceptance of the Rights
expressly waives his right to receive any fractional Rights or any fractional shares upon exercise of a Right, except as permitted by this Section 14.
15.	Rights of Action.
All rights of action in respect of this Agreement, other than rights of action vested in the Rights Agent pursuant to Section 18, are vested in the respective registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock); and any registered holder of any Rights Certificate (or, prior to the Distribution Date, of the Common Stock), without the consent of the Rights Agent or of the holder of any other Rights Certificate (or, prior to the Distribution Date, of the Common Stock), may, in his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Rights Certificate in the manner provided in such Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and shall be entitled to specific performance of the obligations hereunder and injunctive relief against actual or threatened violations of the obligations hereunder of any Person subject to this Agreement.
16.	Agreement of Rights Holders.
Every holder of a Right by accepting the same consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:
(a)	prior to the Distribution Date, the Rights will be
transferable only in connection with the transfer of Common Stock;
(b)	after the Distribution Date, the Rights Certificates are
transferable only on the registry books of the Rights Agent if surrendered at the office or offices of the Rights Agent designated for such purposes, duly endorsed or accompanied by a proper instrument of transfer and with the appropriate forms and certificates fully executed;
(c)	subject to Section 6(a) and Section 7(f), the Company and
the Rights Agent may deem and treat the person in whose name a Rights Certificate (or, prior to the Distribution Date, the associated Common Stock certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Rights Certificates or the associated Common Stock certificate made by anyone other than the Company or the Rights Agents) for all purposes whatsoever, and neither the Company nor the Rights Agent, subject to the last sentence of Section 7(e), shall be required to be affected by any notice to the contrary; and
(d)	notwithstanding anything in this Agreement to the contrary,
neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, the Company must use its best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.
17.	Rights Certificate Holder Not Deemed a
Stockholder.
No holder, as such, of any Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purposes the holder of the number of one one-thousandths of a share of Preferred Stock or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 25), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Rights Certificate shall have been exercised in accordance with the provisions hereof.
18.	Concerning the Rights Agent.
(a)	The Company agrees to pay to the Rights Agent reasonable
compensation for all services rendered by it hereunder as set forth in a separately executed written fee agreement. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without gross negligence or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises.
(b)	The Rights Agent shall be protected and shall incur no
liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any Rights Certificate or certificate for Common Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.
19.	Merger or Consolidation or Change of Name
of Rights Agent.
(a)	Any corporation into which the Rights Agent or any successor
Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the corporate trust or stock transfer business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 21. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Rights Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor or in the name of the successor Rights Agent; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.
(b)	In case at any time the name of the Rights Agent shall be
changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.
20.	Duties of Rights Agent.
The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:
(a)	The Rights Agent may consult with legal counsel (who may be
legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.
(b)	Whenever in the performance of its duties under this
Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person and the determination of Current Market Price) be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.
(c)	The Rights Agent shall be liable hereunder only for its own
gross negligence or willful misconduct.
(d)	The Rights Agent shall not be liable for or by reason of the statements of fact or recitals contained in this Agreement or in the Rights Certificates or be required to verify the same (except as to its countersignature on such Rights Certificates), but all such statements and recitals are and shall be deemed to have been made by the Company only.
(e)	The Rights Agent shall not be under any responsibility in
respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Rights Certificate (except its countersignature thereof); nor shall it be responsible for any adjustment required under the provisions of Section 11 or Section 13 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Rights Certificates after receipt of the certificate described in Section 12 setting forth any such adjustment); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock or Preferred Stock to be issued pursuant to this Agreement or any Rights Certificates or as to whether any shares of Common Stock or Preferred Stock will, when so issued, be validly authorized and issued, fully paid and nonassessable.
(f)	The Company agrees that it will perform, execute,
acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.
(g)	The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board or the President of the Company or any other officer of the Company designated to the Rights Agent in writing by the Chairman of the Board or President of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer.
(h)	The Rights Agent and any stockholder, director, officer or
employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.
(i)	The Rights Agent may execute and exercise any of the rights
or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct or any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct; provided, however, reasonable care was exercised in the selection and continued employment thereof.
(j)	No provision of this Agreement shall require the Rights
Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
(k)	If, with respect to any Rights Certificate surrendered to
the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase as the case may be, has either not been completed or indicates an affirmative response to clause 1 and/or 2 thereof, the Rights Agent shall not take any further action with respect to such requested exercise of transfer without first consulting with the Company.
21.	Change of Rights Agent.
The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days' notice in writing mailed to the Company, and to each transfer agent of the Common Stock and Preferred Stock by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent (with or without cause) upon thirty
(30) days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock and Preferred Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then the incumbent Rights Agent or any registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any other state of the United States in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus deemed by the Company's Board of Directors to be reasonable under the circumstances. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock and the Preferred Stock, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agents as the case may be.
22.	Issuance of New Rights Certificates.
Notwithstanding any of the provisions of this Agreement or of the
Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Rights Certificates made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of shares of Common Stock following the Distribution Date and prior to the redemption or expiration of the Rights, the Company (a) shall, with respect to shares of Common Stock so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, or upon the exercise, conversion or exchange of securities hereinafter issued by the Company, and (b) may, in any other case, if deemed necessary or appropriate by the Board of Directors of the Company, issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that
(i) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificate would be issued, and (ii) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.
23.	Redemption and Termination.
(a)	The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the Close of Business on the tenth (10th) day following the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the Close of Business on the tenth (10th) day following the Record Date), subject to extension as provided in Section 27 or (ii) the Close of Business on the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.002 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the occurrence of an event described in Section 11(a)(ii) until such time as the Company's right of redemption hereunder has expired. The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the Current Market Price, as defined in Section 11(d)(i), of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors. Such redemption of the Rights by the Company may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish; provided, however, that any redemption of Rights occurring as of or after the time a Person becomes an Acquiring Person may be effected, and the method of payment of the redemption price and conditions to redemption may be determined, only by the Company's Board of Directors acting by Special Vote.
(b)	Immediately upon the action of the Board of Directors of the
Company ordering the redemption of the Rights, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price for each Right so held, without any interest thereon. Promptly after the action of the Board of Directors ordering the redemption of the Rights, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice to all such holders at each holder's last address as it appears upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the Transfer Agent for the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. The failure to give notice required by this Section 23(b) or any defect therein shall not affect the legality or validity of the action taken by the Company.
24.	Exchange.
(a)	Subject to applicable laws, rules and regulations, and
subject to subsection (c) below, at any time after the occurrence of a Triggering Event, the Board of Directors of the Company, acting by Special Vote, may cause the Company to exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e)) for Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Ratio of Exchange"). Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than an Exempt Person), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Stock then outstanding.
(b)	Immediately upon the action of the Board of Directors
ordering the exchange of any Rights pursuant to subsection (a) of this
Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of shares of Common Stock equal to the number of such Rights held by such holder multiplied by the Ratio of Exchange. The Company shall give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Stock for Rights will be effected and, in the event of any partial exchange, the number of Rights that will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 7(e)) held by each holder of Rights.
(c)	In the event that there shall not be sufficient Common Stock authorized but unissued to permit any exchange of Rights as contemplated in accordance with Section 24(a), the Company shall either take such action as may be necessary to authorize additional shares of Common Stock for issuance upon exchange of the Rights or alternatively, at the option of the Board of Directors acting by Special Vote, with respect to each Right (i) pay cash in an amount equal to the Current Value (as hereinafter defined), in lieu of issuing Common Stock in exchange therefor, or (ii) issue debt or equity securities or a combination thereof, having a value equal to the Current Value, in lieu of issuing Common Stock in exchange for each such Right, where the value of such securities shall be determined by a nationally recognized investment banking firm selected by the Board of Directors acting by Special Vote, or (iii) deliver any combination of cash, property, Common Stock and/or other securities having a value equal to the Current Value in exchange for each Right. For purposes of this Section 24(c) only, the "Current Value" means the product of the current per share market price of Common Stock (determined pursuant to Section 11(d) on the date of the occurrence of the event described above in subparagraph (a)) multiplied by the number of shares of Common Stock for which the Right otherwise would be exchangeable if there were sufficient shares available. To the extent that the Company determines that some action need be taken pursuant to clauses (i), (ii), or (iii) of this
Section 24(c), the Board of Directors acting by Special Vote may temporarily suspend the exercisability of the Rights for a period of up to sixty (60) days following the date on which the event described in Section 24(a) shall have occurred, in order to seek any authorization of additional Common Stock and/or to determine the appropriate form of distribution to be made pursuant to the above provision and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended.
(d)	The Company shall not be required to issue fractions of
Common Stock or to distribute certificates that evidence fractional Common Stock. In lieu of such fractional Common Stock, there shall be paid to the registered holders of the Rights Certificates with regard to which such fractional Common Stock would otherwise be issuable, an amount in cash equal to the same fraction of the current per share market value of a whole Common Stock (as determined pursuant to the second sentence of Section 11(d)).
(e)	The Company may, at the option of the Board of Directors
acting by Special Vote, at any time before any Person has become an Acquiring Person, exchange all or part of the then outstanding Rights for rights of substantially equivalent value, as determined reasonably and with good faith by the Board of Directors acting by Special Vote, based upon the advice of one or more nationally recognized investment banking firms.
(f)	Immediately upon the action of the Board of Directors acting by Special Vote ordering the exchange of any Rights pursuant to subsection (e) of this Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of rights in exchange therefore as has been determined by the Board of Directors in accordance with subsection (e) above. The Company shall give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the transfer agent for the Common Stock of the Company. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Rights will be effected.
25.	Notice of Certain Events.
(a)	In case the Company shall propose, at any time after the
Distribution Date, (i) to pay any dividend payable in stock of any class to the holders of Preferred Stock or to make any other distribution to the holders of Preferred Stock (other than a regular quarterly cash dividend out of earnings or retained earnings of the Company), or (ii) to offer to the holders of Preferred Stock rights or warrants to subscribe for or to purchase any additional shares of Preferred Stock or shares of stock of any class or any other securities, rights or options, or (iii) to effect any reclassification of its Preferred Stock (other than a reclassification involving only the subdivision of outstanding shares of Preferred Stock), or
(iv) to effect any consolidation or merger into or with any other Person (other than a Subsidiary of the Company in a transaction which complies with
Section 11(o)), or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one transaction or a series of related transactions, of more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company and/or any of its Subsidiaries in one or more transactions each of which complies with Section 11(o)), or (v) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each holder of a Rights Certificate, to the extent feasible and in accordance with Section 26, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the shares of Preferred Stock, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least ten (10) days prior to the record date for determining holders of the shares of Preferred Stock for purposes of such action, and in the case of any such other action, at least ten (10) days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the shares of Preferred Stock whichever shall be the earlier. The failure to give notice required by this
Section 25 or any defect therein shall not affect the legality or validity of the action taken by the Company or the vote upon any such action.
(b)	In case any of the events set forth in Section 11(a)(ii)
shall occur, then, in any such case, (i) the Company shall as soon as practicable thereafter give to each holder of a Rights Certificate, to the extent feasible and in accordance with Section 26, a notice of the occurrence of such event, which shall specify the event and the consequences of the event to holders of Rights under Section 11(a)(ii), and (ii) all references in the preceding paragraph to Preferred Stock shall be deemed thereafter to refer to Common Stock and/or, if appropriate, other securities.
26.	Notices.
Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:
Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, California  92503-5527
Attention:  President
Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:
BankBoston, N.A.
c/o Boston EquiServe Limited Partnership
150 Royall Street
Canton, MA  02021
Attention:  Client Administration
Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate (or, if prior to the Distribution Date, to the holder of certificates representing shares of Common Stock) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Transfer Agent.
27.	Supplements and Amendments.
Prior to the Distribution Date and subject to the penultimate sentence of this Section 27, the Board of Directors of the Company may, in its sole and absolute discretion and the Rights Agent shall, if the Board of Directors so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Common Stock, whether or not such supplement or amendment is adverse to any holders of Rights. From and after the Distribution Date, and subject to the penultimate sentence of this Section 27, the Board of Directors acting by Special Vote may, and the Rights Agent shall, if the Board of Directors acting by Special Vote so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order to (i) cure any ambiguity, (ii) correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions hereunder,
(iii) shorten or lengthen any time period hereunder, or (iv) otherwise change or supplement the provisions hereunder in any manner which the Board of Directors acting by Special Vote may deem necessary or desirable and which shall not materially and adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of any such Person); provided, however, this Agreement may not be supplemented or amended after the Distribution Date to (A) make the Rights again redeemable after the Rights have ceased to be redeemable, or (B) change any other time period unless such change is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to the holders of Rights (other than any Acquiring Person and its Associates or Affiliates). Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made which changes the Redemption Price. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock.
28.	Successors.
All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.
29.	Determination and Actions by the Board of
Directors, etc.
For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act. The Board of Directors of the Company (acting by Special Vote where specifically provided for herein) shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board of Directors of the Company or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including, but not limited to, a determination to redeem or not redeem the Rights, or to amend this Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board of Directors of the Company in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject any member of the Board of Directors to any liability to the holders of the Rights or to any other Person.
30.	Benefits of this Agreement.
Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock).
31.	Severability.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board of Directors of the Company (acting by Special Vote) determines in its good faith judgment that severing the invalid language from this Agreement would adversely affect the purpose or effect of this Agreement, the right of redemption set forth in Section 23, if lapsed, shall be reinstated and shall not expire until the Close of Business on the tenth (10th) Business Day following the date of such determination by the Board of Directors of the Company.
32.	Governing Law.
This Agreement, each Right and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
33.	Counterparts.
This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
34.	Descriptive Headings; References.
Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. References herein to Sections and Exhibits shall, unless otherwise specified, be to the referenced section or exhibit hereof or hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written. The "Company":
FLEETWOOD ENTERPRISES, INC.
By:
	Glenn F. Kummer
	Chairman and Chief Executive Officer
The "Rights Agent":
BANKBOSTON, N.A.
By:
Its:

Exhibit A
AMENDED CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
of
FLEETWOOD ENTERPRISES, INC.
The undersigned, GLENN F. KUMMER, the Chairman of the Board and
Chief Executive Officer of FLEETWOOD ENTERPRISES, INC., a Delaware corporation (the "Company"), does hereby certify that:
1.	The original Certificate of Designation, Preferences and
Rights of Series A Preferred Stock of the Company (the "Original Series A Certificate") was filed with the Delaware Secretary of State on November 23, 1988.
2.	No shares of Series A Preferred Stock of the Company have
been issued.
3.	Pursuant to the authority conferred upon the Board of
Directors by the Restated Articles of Incorporation of the Company, as amended, and Section 151(g) of the Delaware General Corporation Law, on September 15, 1998, the Board of Directors adopted the following resolutions amending and restating the Original Series A Certificate in its entirety, as follows:
RESOLVED, that pursuant to Section 151(g) of the
Delaware General Corporation Law, the Board of Directors hereby acknowledges that no shares of Series A Preferred Stock of the
Company have been issued or are outstanding; and
RESOLVED, that pursuant to the authority vested in the
Board of Directors of the Company by the Restated Certificate of Incorporation, as amended, the Board of Directors does hereby amends and restates the Certificate of Designation, Preferences and Rights of Series A Preferred Stock of the Company, filed with the Delaware Secretary of State on November 23, 1988, as follows:
1.	Designation and Amount.  The shares of such
series shall be designated as "Series A Junior Participating
Preferred Stock" and the number of shares constituting such series shall be 50,000.  Such number of shares may be increased or
decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Junior
Participating Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Junior
Participating Preferred Stock.
2.	Dividends and Distributions.
(a)	Subject to the prior and superior rights of the
holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred
Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of
January, April, July and October of each year (each a "Quarterly
Dividend Payment Date"), commencing on the first Quarterly
Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the common stock, par value $1.00 per share, of the Company (the
"Common Stock") since the immediately preceding Quarterly Dividend
Payment Date, or, with respect to the first Quarterly Dividend
Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock.  In the event the Company shall at any time after September 15, 1998 (the "Rights
Declaration Date") (i) declare any dividend on Common Stock
payable in shares of Common Stock, (ii) subdivide the outstanding
Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the
numerator of which is the number of shares of Common Stock
outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were
outstanding immediately prior to such event.
(b)	The Company shall declare a dividend or
distribution on the Series A Preferred Stock as provided in
paragraph (a) above concurrently with any declaration of a
dividend or distribution on the Common Stock (other than a
dividend payable in shares of Common Stock).
(c)	Dividends shall begin to accrue and be
cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first
Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such
shares, or unless the date of issue is a Quarterly Dividend
Payment Date or is a date after the record date for the
determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly
Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly
Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series A Preferred
Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
3.	Voting Rights.  The holders of shares of Series
A Preferred Stock shall have the following voting rights:
(a)	Subject to the provision for adjustment
hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Company.  In the event the Company shall at any time after the Rights Declaration
Date (i) declare any dividend on Common Stock payable in shares of
Common Stock, (ii) subdivide the outstanding Common Stock, or
(iii) combine the outstanding Common Stock into a smaller number of shares, then in each case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common
Stock that were outstanding immediately prior to such event.
(b)	Except as otherwise provided herein or by law,
the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.
(c)	Except as set forth herein, holders of Series A
Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein)
for taking any corporate action.
4.	Certain Restrictions.
(a)	The Company shall not declare any dividend on,
make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A
Participating Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Participating Preferred
Stock as required by Section 2 hereof.
(b)	Whenever quarterly dividends or other dividends
or distributions payable on the Series A Preferred Stock as
provided in Section 2 have been declared but not paid, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not
(i)	declare or pay dividends on, make any other
distribution on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the
Series A Preferred Stock;
(ii)	declare or pay dividends on or make any other
distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up)
with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii)	redeem or purchase or otherwise acquire for
consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution,
liquidation or winding up) to the Series A Preferred Stock;
(iv)	purchase or otherwise acquire for consideration
any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication
(as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after
consideration of the respective annual dividend rates and other relative rights and preferences of the respective Series And classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(c)	The Company shall not permit any subsidiary of
the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
5.	Reacquired Shares.  Any shares of Series A
Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their
cancellation become authorized but unissued shares of Preferred
Stock and may be reissued as part of a new series of Preferred
Stock to be created by resolution or resolutions of the Board of
Directors, subject to the conditions and restrictions on issuance set forth herein.
6.	Liquidation, Dissolution or Winding Up.
(a)	Upon any liquidation (voluntary or otherwise),
dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference").  Following the payment of the full amount of the Series A Liquidation
Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior
thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the
quotient obtained by dividing (i) the Series A Liquidation
Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common
Stock) (such number in clause (ii), the "Adjustment Number").
Following the payment of the full amount of the Series A
Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of shares of Common Stock shall receive their ratable and
proportionate share of remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such
Preferred Stock and Common Stock, on a per share basis,
respectively.
(b)	In the event, however, that there are not
sufficient assets available to permit payment in full of the
Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.
In the event, however, that there are not sufficient assets
available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.
(c)	In the event the Company shall at any time after
the Rights Declaration Date (i) declare any dividend on Common
Stock payable in shares of Common Stock, (ii) subdivide the
outstanding Common Stock, or (iii) combine the outstanding Common
Stock into a smaller number of shares, then in each such case the
Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were
outstanding immediately prior to such event.
7.	Consolidation, Merger, etc.  In case the Company
shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred
Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of
Common Stock is changed or exchanged.  In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock,
(ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred
Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were
outstanding immediately prior to such event.
8.	No Redemption.  The shares of Series A Preferred
Stock shall not be redeemable.
9.	Ranking.  The Series A Preferred Stock shall
rank junior to all other series of the Company's preferred stock, if any, as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide
otherwise.
10.	Amendment.  The Restated Certificate of
Incorporation of the Company shall not be further amended in any manner which would materially alter or change the powers,
preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series
A Preferred Stock, voting separately as a class.
11.	Fractional Shares.  Series A Preferred Stock may
be issued in fractions of a share, which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A
Preferred Stock.
RESOLVED FURTHER, that the Chief Executive Officer,
the President or any Vice President and the Secretary or any
Assistant Secretary of the Company be, and they hereby are,
authorized and directed to prepare and file an Amended Certificate of Designation, Preferences and Rights in accordance with the foregoing resolution and the provisions of Delaware law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution."
IN WITNESS WHEREOF, this Amended Certificate of Designation is executed on September 15, 1998.
FLEETWOOD ENTERPRISES, INC.,
a Delaware corporation
By:
	Glenn F. Kummer
	Chairman of the Board and
	Chief Executive Officer

Exhibit B
FORM OF RIGHTS CERTIFICATE
Certificate No. R______________	______________ Rights
NOT EXERCISABLE AFTER SEPTEMBER 14, 2008 OR EARLIER IF REDEEMED BY
THE COMPANY. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, AT $.002 PER RIGHT ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES, RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) AND ANY SUBSEQUENT HOLDER OF SUCH RIGHTS MAY BECOME NULL AND VOID. [THE RIGHTS REPRESENTED BY THIS RIGHTS CERTIFICATE ARE OR WERE BENEFICIALLY OWNED BY A PERSON WHO WAS OR BECAME AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT). ACCORDINGLY, THIS RIGHTS CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY MAY BECOME NULL AND VOID IN THE CIRCUMSTANCES SPECIFIED IN
SECTION 7(e) OF SUCH AGREEMENT.*]
RIGHTS CERTIFICATE
FLEETWOOD ENTERPRISES, INC.
This certifies that ___________________________________, or
registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of September 15, 1998 (the "Rights Agreement"), between Fleetwood Enterprises, Inc., a Delaware corporation (the "Company"), and BankBoston, NA, a national banking association (the "Rights Agent"), to purchase from the Company at any time prior to 5:00 P.M. (California time) on September 14, 2008 at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one one-thousandth of a fully paid, non-assessable share of Series A Junior Participating Preferred Stock (the "Preferred Stock") of the Company, at a purchase price of $160 per one one-thousandth of a share (the "Purchase Price"), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate duly executed. The Purchase Price may be paid by bank draft, certified bank check or money order payable to the order of the Company.
The number of Rights evidenced by this Rights Certificate (and the number of shares which may be purchased upon exercise thereof) set forth above, and the Purchase Price per share set forth above, are the number and Purchase Price as of September 15, 1998, based on the Preferred Stock as constituted at such date.
Upon the occurrence of a Section 11(a)(ii) Event (as such term is defined in the Rights Agreement), if the Rights evidenced by this Rights Certificate are beneficially owned by (i) an Acquiring Person or an Affiliate or Associate an Acquiring of Person (as such terms are defined in the Rights Agreement), (ii) a transferee of an Acquiring Person, (or of any such Associate or Affiliate), or (iii) under certain circumstances specified in the Rights Agreement, a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such, such Rights shall become null and void and no holder hereof shall have any right with respect to such Rights from and after the occurrence of such Section 11(a)(ii) Event.
As provided in the Rights Agreement, the Purchase Price and the number and kind of shares of Preferred Stock or other securities which may be purchased upon the exercise of the Rights evidenced by this Rights Certificate are subject to modification and adjustment upon the happening of certain events, including Triggering Events (as such term is defined in the Rights Agreement).
The Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the Rights, limitations of Rights, and obligations, duties and immunities of the Rights Agent, the Company and the holders of the Rights Certificates, which limitations of Rights include the temporary suspension of the exercisability of such Rights under the specific circumstances set forth in the Rights Agreement. Copies of the Rights Agreement are on file at the office of the Rights Agent and are also available upon written request to the Company.
This Rights Certificate, with or without other Rights
Certificates, upon surrender at the office or offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate amount of securities as the Rights evidenced by the Rights Certificate or Rights Certificates surrendered shall have entitled such holder to purchase. If this Rights Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.
Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be (i) redeemed by the Company at its option at a redemption price of $.002 per Right or (ii) exchanged by the Company in whole or part for Common Shares, substantially equivalent rights, or other consideration as determined by the Company.
No fractional shares of Preferred Stock will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depository receipts), but in lieu thereof a cash payment will be made, as provided in the Rights Agreement.
No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of shares of Preferred Stock or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or, to receive notice of meeting or other actions affecting shareholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.
The Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.
WITNESS the facsimile signature of the proper officers of the
Company and its corporate seal.
Dated as of _____________, 19___
	The "Company":
(Seal)	FLEETWOOD ENTERPRISES, INC., a Delaware
	corporation
By:
Name:
Title:
By:
Name:
Title:

The "Rights Agent":
BANKBOSTON, N.A., a national banking
association
By:
Name:
Title:
[Form of Reverse Side of Rights
Certificate]
FORM OF ASSIGNMENT
(To be executed by the registered holder
if such holder desires to transfer the Rights Certificate.)
FOR VALUE RECEIVED _____________________________________ hereby sells, assigns and transfers unto


	               (Please print name and address of
transferee)
this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint
________________________________________ Attorney, to transfer the within
Rights Certificate on the books of the within-named Company with full power of substitution.
DATED:  _____________________
	                             (Signature)
	SIGNATURE GUARANTEED:

                             (Signature)
 CERTIFICATE
The undersigned hereby certifies by checking the appropriate boxes that:
(1)	This Rights Certificate [  ] is [  ] is not being sold,
assigned and transferred by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of any such Person (as such terms are defined pursuant to the Rights Agreement);
(2)	After due inquiry and to the best knowledge of the
undersigned, the undersigned [ ] did [ ] did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was or subsequently became an Acquiring Person or an Affiliate or Associate of any such Person.
DATED:  _____________________
	                             (Signature)
	SIGNATURE GUARANTEED:

                             (Signature)
NOTICE
The signature to the foregoing Assignment and Certificate must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever. FORM OF ELECTION TO PURCHASE
(To be executed if holder desires to exercise
Rights represented by the Rights Certificate)
TO:	FLEETWOOD ENTERPRISES, INC.
The undersigned hereby irrevocably elects to exercise
_______________________ Rights represented by this Rights Certificate to purchase the number of one one-thousandths of a share of Preferred Stock issuable upon the exercise of the Rights (or such other securities of the Company or of any other Person which may be issuable upon the exercise of the Rights) and requests that certificates for such shares be issued in the name of and delivered to:
Name and Address:


Social Security or
Other Identifying Number:
If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:
Name and Address:


Social Security or
Other Identifying Number:
DATED:  _____________________
	                             (Signature)
	SIGNATURE GUARANTEED:

                             (Signature)
CERTIFICATE
The undersigned hereby certifies by checking the appropriate boxes that:
(1)	This Rights Certificate [  ] is [  ] is not being sold,
assigned and transferred by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of any such Person (as such terms are defined pursuant to the Rights Agreement);
(2)	After due inquiry and to the best knowledge of the
undersigned, the undersigned [ ] did [ ] did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was or subsequently became an Acquiring Person or an Affiliate or Associate of any such Person.
DATED:  _____________________
	                             (Signature)
	SIGNATURE GUARANTEED:

                             (Signature)
NOTICE
The signature to the foregoing Assignment and Certificate must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

Exhibit C
SUMMARY OF RIGHTS TO PURCHASE
PREFERRED STOCK
of
FLEETWOOD ENTERPRISES, INC.
On September 15, 1998 (the "Rights Dividend Declaration Date") the
Board of Directors of Fleetwood Enterprises, Inc. (the "Company") declared a dividend of one Right (a "Right") for each outstanding share of Company Common Stock to be distributed to shareholders of record at the close of business on November 9, 1998. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share (a "Unit") of Series A Junior Participating Preferred Stock (the "Preferred Stock") at a "Purchase Price" of $160, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and BankBoston, NA, as Rights Agent.
Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed.
Until the Distribution Date (as described below), (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after September 15, 1998 will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.
The Rights are not exercisable until the Distribution Date and will expire at the close of business on September 14, 2008, unless earlier redeemed by the Company as described below.
The Rights will separate from the Common Stock and a Distribution
Date will occur (the "Distribution Date") upon the earlier of 10 days (or such longer time as may be determined by the Company's board, acting with the approval of a majority of the Continuing Directors as defined below) following
(i) a public announcement (or determination by the Company's board) that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of Common Stock.
As soon as practicable after the Distribution Date, Rights
Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights.
In the event that on or at any time following the Rights Dividend
Declaration Date, a person becomes the beneficial owner of more than 15% of the then outstanding shares of Common Stock (except pursuant to an offer for all outstanding shares of Common Stock which the Continuing Directors determine to be fair to and otherwise in the best interests of the Company and its shareholders), then each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the Purchase Price of the Right. Rights are exercisable following the occurrence of the foregoing only after such time as the Rights are no longer redeemable by the Company, as set forth below. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.
In the event that, at any time following the Stock Acquisition
Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or in which the Company's outstanding Common Stock is exchanged for cash, stock or other property (other than a merger which follows an offer described in the second preceding paragraph), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right.
The Purchase Price payable, and the number of Units of Preferred
Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution, as set forth in the Rights Agreement. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Rights, fractions of shares of Preferred Stock (other than fractions which are integral multiples of one one-thousandth of a share), or fractional shares of Common Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Rights, Preferred Stock, or Common Stock, respectively, on the last trading date prior to the date of exercise.
In general, the Company may redeem the Rights in whole, but not in part, at a price of $.002 per Right, at any time until ten days following the Stock Acquisition Date (or such later date as may be determined by the Company's board, acting with the approval of a majority of the Continuing Directors, as defined below). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.002 redemption price.
The Company may exchange Common Stock or other substantially equivalent rights or consideration for the Rights, in whole or part, from time to time as determined by the Company's board, acting with the approval of a majority of the Continuing Directors, as defined below.
Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.
Other than those provisions relating to the redemption price or the final expiration date of the Rights, any of the provisions of the Rights Agreement may be supplemented or amended by the Board of Directors prior to the Distribution Date, without approval of the Rights holders, whether or not a supplement or amendment is adverse to the Rights holders. After the Distribution Date, the provisions of the Rights Agreement (other than the provisions relating to the redemption price or the final expiration date of the Rights) may be amended by the Board of Directors, with the approval of a majority of the Continuing Directors in order to make changes which do not materially and adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), provided, however, that the Rights Agreement may not be amended to (i) make the Rights again redeemable after the Rights have ceased to be redeemable, or (ii) change any other time period unless such change is for the benefit of the holders (excluding any Acquiring Person).
"Continuing Director" means a member of the Board of Directors of the Company who is not an Acquiring Person or an affiliate or representative of an Acquiring Person.
A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated _______________, 1998. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.